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Item 6.                        TIFFANY & CO. AND SUBSIDIARIES

EXHIBIT 11             STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
- ----------             ----------------------------------------------

                      (in thousands, except per share data)

                                                                  Years Ended
                                               -------------------------------------------------
                                               January 31,        January 31,        January 31,
                                                  1996               1995               1994
                                               -----------        -----------        -----------

PRIMARY EARNINGS PER SHARE:
Net income/(loss) on which primary
   earnings per share are based                 $39,215            $29,341             $(10,242)
                                                =======            =======             ========

Weighted average number of shares on
  which primary earnings are based               16,117             15,898               15,781
                                                =======            =======             ========

Primary net income/(loss) per
  common share                                  $  2.43            $  1.85             $  (0.65)
                                                =======            =======             ========

FULLY DILUTED EARNINGS PER SHARE:

Net income/(loss) on which primary
  earnings per share are based                  $39,215            $29,341             $(10,242)
  Add:

   Interest and fees on convertible
   subordinated debt, net of
   applicable income taxes                        1,811              1,712                1,844
                                                -------            -------             --------

Net income/(loss) on which fully
  diluted earnings per share are based           41,026             31,053             $ (8,398)
                                                =======            =======             ========

Weighted average number of common
  shares used in calculating
  fully diluted earnings per share               16,380             15,898               15,781
   Shares assumed upon conversion
   of convertible debt, using the
   "if converted" method                            893                893                  893
                                                -------            -------             --------

Weighted average number of shares
  used in calculating fully diluted
  earnings per share                             17,273             16,791               16,674
                                                =======            =======             ========

Fully diluted net income/(loss) per
  common share                                  $  2.38            $  1.85             $  (0.65)
                                                =======            =======             ========

NOTE: As a result of the 6 3/8% Convertible Subordinated Debenture's dilutive effect in future periods, fully diluted earnings per share reflects the weighted average number of common shares outstanding under the "if converted" method which assumes conversion as of the bond issuance date of the Debentures. Since the "if converted" method had no effect on fully diluted earnings per share (anti-dilutive) for the years ended January 31, 1995 and 1994 primary earnings per share was used for financial statement presentation purposes.